Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Electriq Power Holdings, Inc. of our report dated March 6, 2023 (which includes an explanatory paragraph relating to Electriq Power, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Electriq Power, Inc., appearing in the Registration Statement (No. 333-268349) on Form S-4, as amended, and related prospectus of TLG Acquisition One Corp. (now known as Electriq Power Holdings, Inc.).

/s/ RSM US LLP

West Palm Beach, Florida
October 4, 2023